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                                                                      EXHIBIT 99

                          GEON LOWERS EARNINGS ESTIMATE

Cleveland, Ohio - September 18, 1996 - The Geon Company (NYSE: GON) today announced that a decline in cash margins in polyvinyl chloride (PVC) resins, as well as recent vinyl chloride monomer (VCM) manufacturing problems, will result in third-quarter earnings below previously anticipated levels. The Company expects earnings to be $0.10 to $0.20 below second-quarter 1996 earnings of $0.40 per share.

PVC resin margins, selling price less cost for chlorine and ethylene, have eroded from the second quarter despite continued good customer demand. The Company's previously announced July 1, 1996, price increase of $0.04 per pound did not go into effect as expected in either July or August. Concurrently, chlorine and ethylene costs increased during the first two months of the third quarter. The Company expects third-quarter margins over raw material costs to be below the second quarter.

The Company's newly expanded LaPorte, Texas, VCM plant has encountered problems associated with new equipment installed earlier this year. These issues have limited VCM production to less than full capacity, increased operating cost and required higher-than-anticipated purchases of VCM. The cause of the problems has been identified and full operating rates are now being attained. The total impact on the current quarter's earnings is estimated to be $0.05 per share.

The Geon Company, a leading producer of PVC resins and compounds, is headquartered in Avon Lake, Ohio.

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Media & Investor Contact:        Dennis Cocco
                                 216-930-1538

Investor Contact:                Tom Waltermire
                                 216-930-1222